UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2017

PHH CORPORATION

(Exact name of registrant as specified in its charter)

MARYLAND	1-7797	52-0551284
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

3000 Leadenhall Road
Mt. Laurel, New Jersey 08054
(Address of principal executive offices, including zip code)

(856) 917-1744
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                        Entry into a Material Definitive Agreement.

Asset Purchase Agreement

On February 15, 2017, PHH Corporation (“PHH,” the “Company,” “we” or “our”) announced that it entered into an asset purchase agreement (the “Asset Purchase Agreement”) with Guaranteed Rate Affinity, LLC, a Delaware limited liability company (“Buyer”), PHH Home Loans, LLC, in which PHH owns a 50.1% interest (“PHH Home Loans”), and RMR Financial, LLC, a wholly-owned subsidiary of PHH Home Loans (“RMR”).  PHH Home Loans is a joint venture with a wholly owned subsidiary of Realogy Holdings Corp. (“Realogy”), in which PHH owns a 50.1% interest and Realogy owns a 49.9% interest. Buyer is a new joint venture formed by subsidiaries of Realogy and Guaranteed Rate, Inc., a Delaware corporation (“GRI”).  Buyer has agreed, subject to the terms and conditions set forth in the Asset Purchase Agreement, to acquire certain assets and liabilities held by PHH Home Loans and RMR for a cash purchase price of $70 million to be paid to PHH Home Loans (the “Asset Sale”).  The Asset Sale will be effected over five closings, with 20% of the purchase price to be paid at each closing.  The first closing of the Asset Sale is targeted to occur in June of 2017.

After completion of the Asset Sale and the JV Interests Purchase (as defined below), the Company intends to monetize the net investment in PHH Home Loans.  The Company expects to receive $35 million in net proceeds from its share of distributions resulting from the Asset Sale, together with $57 million in net proceeds from the JV Interests Purchase and subsequent monetization of its net investment in PHH Home Loans, before PHH’s share of costs associated with the wind-down of PHH Home Loans.

The completion of the Asset Sale is subject to certain closing conditions, including (i) PHH stockholder approval, (ii) the consummation of a specified portion of PHH’s previously announced sale of its portfolio of mortgage servicing rights and related advances to New Residential Mortgage LLC, (iii) the licensing of Buyer in certain jurisdictions, (iv) the receipt of approvals from Freddie Mac, Fannie Mae and certain other investors, (v) the acceptance by PHH Home Loans employees (including loan originators) as set forth on a schedule to the Asset Purchase Agreement who receive employment offers from Buyer, and (vi) other customary conditions.  There is no financing condition to the Asset Sale.

The Board of Directors of PHH has unanimously approved and adopted the Asset Purchase Agreement and has agreed to recommend that PHH’s stockholders approve and adopt the Asset Purchase Agreement, subject to certain exceptions set forth in the Asset Purchase Agreement.

The Asset Purchase Agreement contains representations, warranties and covenants of the parties that are customary for transactions of this type.  Pursuant to the Asset Purchase Agreement, PHH Home Loans will indemnify Buyer for pre-closing liabilities relating to the acquired assets and Buyer will indemnify PHH Home Loans for post-closing liabilities relating to the acquired assets.  In addition, each party will indemnify the other for breaches of certain of its representations, warranties and covenants.

The Asset Purchase Agreement also contains certain termination rights and provides that upon termination in certain circumstances, PHH will pay Buyer a termination fee either of 3.5% of the purchase price under the Asset Purchase Agreement or 1.75% of the purchase price under the Asset Purchase Agreement, as well as waiving certain provisions of PHH Home Loans’ governing documents.

The foregoing description of the Asset Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Asset Purchase Agreement, which is filed as Exhibit 2.1 hereto and incorporated herein by reference.

JV Interests Purchase Agreement

In connection with the execution of the Asset Purchase Agreement, PHH entered into a JV interests purchase agreement (the “JV Interests Purchase Agreement”) with Realogy Services Venture Partner LLC, a wholly-owned subsidiary of Realogy (“JV Seller”) and PHH Broker Partner Corporation, a wholly-owned subsidiary of PHH (“JV Buyer”).  JV Buyer has agreed, subject to the terms and conditions set forth in the JV Interests Purchase Agreement, to acquire JV Seller’s interests in PHH Home Loans for an aggregate cash amount equal to 49.9% of the book equity of PHH Home Loans at the closing of the JV Interests Purchase, all of which is estimated to be $57 million (the “JV Interests Purchase”).  The closing of the JV Interests Purchase will occur after the final closing of the Asset Sale.

The JV Interests Purchase Agreement contains limited representations, warranties and covenants of the parties.  The JV Interests Purchase Agreement also contains (i) obligations of PHH Home Loans to indemnify JV Buyer for certain matters consistent with existing obligations under PHH Home Loans’ existing agreements, and (ii) certain termination provisions, including that the JV Interests Purchase Agreement will automatically terminate in the event that the Asset Purchase Agreement is terminated in accordance with its terms.  Under certain circumstances following the termination of the JV Interests Purchase Agreement, PHH will be deemed to waive certain provisions of PHH Home Loans’ governing documents.

The foregoing description of the JV Interests Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the JV Interests Purchase Agreement, which is filed as Exhibit 2.2 hereto and incorporated herein by reference.

Support Agreement

In connection with the execution of the Asset Purchase Agreement and the JV Interests Purchase Agreement, PHH has entered into a support agreement (the “Support Agreement” and, together with the Asset Purchase Agreement and JV Interests Purchase Agreement, the “Transaction Agreements”) with GRI and Realogy.  Subject to the terms and conditions set forth in the Support Agreement, each of GRI and Realogy have agreed to (i) provide to Buyer its proportionate share of capital contributions required for Buyer to obtain the required licensing approvals and investor approvals and effect the Asset Sale and (ii) support Buyer’s efforts to obtain the required licensing approvals and investor approvals.  Each of GRI and Realogy have also agreed to severally (based on its pro rata ownership of Buyer) and not jointly guarantee the payment obligations of Buyer under the Asset Purchase Agreement and the other agreements contemplated thereby.  Additionally, Realogy has agreed to guarantee the payment and performance obligations of JV Seller under the JV Interests Purchase Agreement and the other agreements contemplated thereby.

The foregoing description of the Support Agreement does not purport to be complete and is qualified in its entirety by reference to the Support Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

The representations and warranties and covenants set forth in the Transaction Agreements have been made only for the purposes of the Transaction Agreements and solely for the benefit of the parties to the Transaction Agreements, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purpose of allocating contractual risk between the parties to the Transaction Agreements instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.  In addition, such representations and warranties were made only as of the dates specified in the Transaction Agreements. Accordingly, the Transaction Agreements are included in this filing only to provide investors with information regarding the terms of the Transaction Agreements and not to provide investors with any other factual information regarding the parties or their respective businesses.

Item 8.01.                                        Other Events.

On February 15, 2017, PHH issued a press release announcing its entry into the Asset Purchase Agreement, the JV Interests Purchase Agreement and the Support Agreement, which is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01.                                        Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
2.1	Asset Purchase Agreement, dated February 15, 2017, by and among Guaranteed Rate Affinity, LLC, PHH Home Loans, LLC, RMR Financial, LLC and PHH Corporation.*

2.2	JV Interests Purchase Agreement, dated February 15, 2017, by and between Realogy Services Venture Partner LLC and PHH Corporation.*

10.1	Support Agreement, dated February 15, 2017, by and among Guaranteed Rate, Inc., Realogy Holdings Corp. and PHH Corporation.

99.1	PHH Corporation press release dated February 15, 2017.

*          The schedules set forth in the disclosure letter to this agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished to the Securities and Exchange Commission upon request.

Additional Information and Where to Find It

In connection with the proposed transaction, PHH will file a proxy statement with the Securities and Exchange Commission (“SEC”). Stockholders are strongly advised to read the proxy statement and any other relevant documents filed with the SEC as they become available because they will contain important information about the proposed transaction. Stockholders may obtain a copy of the proxy statement when available along with other documents filed by the Company, free of charge, by contacting PHH Investor Relations: in writing at PHH Corporation, 3000 Leadenhall Road, Mt. Laurel, NJ 08054, by telephone at 856-917-7405, by email at investor.relations@phh.com or by accessing the PHH website at www.phh.com, or the SEC website at www.sec.gov.

Participants in Solicitation

The Company and its directors, executive officers, and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed transaction. Information concerning PHH’s directors and executive officers is set forth in the proxy statement for PHH’s 2016 annual meeting of stockholders as filed with the SEC on Schedule 14A on April 28, 2016, and in its most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2015 as filed with the SEC on February 26, 2016.  Information regarding the interests of such directors and executive officers in the solicitation will be more specifically set forth in the proxy statement concerning the proposed transaction that will be filed with the SEC. In addition to the proxy statement, PHH files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information at the SEC public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-3030 for further information on the public reference rooms. PHH’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Forward-Looking Statements

Certain statements in this Current Report on Form 8-K are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Generally, forward looking-statements are not based on historical facts but instead represent only our current beliefs regarding future events.  All forward-looking statements are, by their nature, subject to risks, uncertainties and other factors that could cause actual results, performance or achievements to differ materially from those expressed or implied in such forward-looking statements.  Investors are cautioned not to place undue reliance on these forward-looking statements.  Such statements may be identified by words such as “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could.”

You should understand that forward-looking statements are not guarantees of performance or results and are preliminary in nature.  You should consider the areas of risk described under the heading “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in our periodic reports filed with the U.S. Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, in connection with any forward-looking statements that may be made by us or our businesses generally.  Such periodic reports are available in the “Investors” section of our website at http://www.phh.com and are also available at http://www.sec.gov.  Except for our ongoing obligations to disclose material information under the federal securities laws, applicable stock exchange listing standards and unless otherwise required by law, we undertake no obligation to release publicly any updates or revisions to any forward-looking statements or to report the occurrence or non-occurrence of anticipated or unanticipated events.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHH CORPORATION

By:	/s/ William F. Brown
Name:	William F. Brown
Title:	Senior Vice President, General Counsel and Secretary

Dated:  February 15, 2017

EXHIBIT INDEX

Exhibit Number	Description
2.1	Asset Purchase Agreement, dated February 15, 2017, by and among Guaranteed Rate Affinity, LLC, PHH Home Loans, LLC, RMR Financial, LLC and PHH Corporation.*

2.2	JV Interests Purchase Agreement, dated February 15, 2017, by and between Realogy Services Venture Partner LLC and PHH Corporation.*

10.1	Support Agreement, dated February 15, 2017, by and among Guaranteed Rate, Inc., Realogy Holdings Corp. and PHH Corporation.

99.1	PHH Corporation press release dated February 15, 2017.

*          The schedules set forth in the disclosure letter to this agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished to the Securities and Exchange Commission upon request.